UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2004

  Borden Chemical, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

I-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.  Changes in Control of Registrant

    On July 5, 2004, we and certain members of our management entered into a stock purchase agreement with BHI Investment, LLC, an affiliate of Apollo Management, L.P., Borden Holdings, Inc., our parent company, and BW Holdings, LLC. BW Holdings, LLC is an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, which has controlled us and Borden Holdings, Inc. since 1995. On August 12, 2004, pursuant to the stock purchase agreement, BHI Investment, LLC acquired from KKR all of the outstanding capital stock of Borden Holdings, Inc., and all of our outstanding capital stock not otherwise owned by Borden Holdings, Inc. was redeemed.

    The total value of the acquisition, the repayment of certain of our existing debt, the assumption of certain of our existing debt and the payment of estimated transaction fees and expenses is approximately $1.18 billion. The acquisition, the repayment of certain of our existing debt and the payment of estimated transaction fees and expenses was financed with the net proceeds of the recent $475.0 million offering of second-priority senior secured floating rate notes and 9% second-priority senior secured notes by Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC, each a wholly owned finance subsidiary of Borden Chemical, Inc., and certain equity contributions. Affiliates of Apollo Management, L.P. contributed approximately $280 million in cash to BHI Investment, LLC to fund a portion of the acquisition price.

Item 9.01.  Financial Statements and Exhibits

(c) The following exhibit is filed as part of this Current Report on Form 8-K.

Stock Purchase Agreement dated July 5, 2004 among BHI Investments, LLC, BW Holdings LLC, Borden Holdings, Inc., Borden Chemical, Inc., Craig O. Morrison and Joseph P. Bevilaqua (Incorporated by reference to Exhibit 10(i) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the period ended June 30, 2004 (File No. 001-00071)).

                                                        SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  BORDEN CHEMICAL, INC.

Date:  August 26, 2004

By:   /s/ George F. Knight
Vice President Finance and Treasurer

EXHIBIT INDEX

Exhibit No. 2     Description

        Stock Purchase Agreement dated July 5, 2004 among BHI Investments, LLC, BW Holdings LLC, Borden Holdings, Inc., Borden Chemical, Inc., Craig O. Morrison and Joseph P. Bevilaqua (Incorporated by reference to Exhibit 10(i) of Borden Chemical, Inc.’s quarterly report on Form 10-Q (File No. 001-00071)).